EXHIBIT 99.1

SENOMYX ANNOUNCES AGREEMENT FOR THREE-YEAR EXTENSION OF
COLLABORATION WITH NESTLÉ SA

LA JOLLA, CA — April 20, 2005 — Senomyx, Inc. (NASDAQ: SNMX) announced today an agreement for a three-year extension of the collaborative research phase under its initial discovery and development agreement with Nestlé SA, the world’s largest food company. This agreement is focused on the discovery and commercialization of novel flavors and flavor enhancers in the dehydrated and culinary food and frozen food fields, among other product categories.  Under the terms of the extension, based on research progress Nestlé has agreed to pay Senomyx incremental discovery and development funding of up to $6.6 million over a period of up to an additional three years.  Upon commercialization, Senomyx will receive royalty payments based on sales of products containing flavors and flavor enhancers developed under the agreement.

Senomyx also has a second collaboration with Nestlé, which was entered into in 2004, for the discovery and commercialization of novel flavor ingredients in the coffee and coffee whitener fields.

“We are extremely pleased to extend our original collaboration with our world class partner, Nestlé.  We believe this extension provides further validation of our taste receptor technology and commercial potential,” stated Kent Snyder, President and Chief Executive Officer of Senomyx. “Our goal is to continue to leverage our discovery and development capabilities by establishing additional collaborations with market leading companies seeking to improve the nutritional profile of their products,” added Snyder.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

About Nestlé SA

Nestlé with headquarters in Vevey, Switzerland was founded in 1866 by Henri Nestlé and is today the world’s biggest food and beverage company. Sales in 2003 were over $65 billion. Nestlé employs approximately 253,000 people worldwide and has operations in almost every country in the world. The company’s market leading brands include Carnation, Nesquik, Perrier, Pellegrino, Nescafé, Stouffer’s, Lean Cuisine, Hot Pockets, Buitoni, Maggi, Butterfinger, Crunch, Kit Kat, Dreyers and Häagen Dazs.

Forward-Looking Statements

Statements included in this press release that are not a description of fact are forward-looking statements, including, but not limited to, statements regarding potential payments under the Company’s collaboration with Nestlé, plans for the Company’s taste receptor research, commercial potential, future products or additional collaborations. The inclusion of forward-looking statements should not be regarded as a representation by Senomyx that any of its plans, projections or future financial, scientific or business objectives will be achieved.  The Company’s actual results may differ materially from any projected future results set forth in this release as a result of the risks and uncertainties inherent in Senomyx’s business including, without limitation, difficulties or delays in developing, testing, obtaining regulatory approval, producing and marketing our flavors, flavor enhancers, taste modulators and related technologies; whether we will be able to enter into additional collaborations; the progress and timing of our scientific programs; changes in the laws or regulations of the United States and other countries that could adversely affect our and our collaborators’ ability to develop and commercialize our products; whether any of its collaborations will result in the discovery and development of novel flavors, flavor enhancers or taste modulators, improve the nutritional profile of products incorporating them or otherwise enhance the Company’s market position; our ability to protect our intellectual property and proprietary technology and to maintain and enforce our licensing arrangements with various third party licensors;  our ability to define the scope and validity of patent protection for our products and technologies; competition from other companies and flavor manufacturers and other risks detailed in Senomyx’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Senomyx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contacts:

Financial	Investor Relations
John Poyhonen	Susan Neath
Vice President, Chief Financial and Business Officer	Atkins + Associates
Senomyx, Inc.	Media & Investor Relations
858-646-8302	858-527-3486
john.poyhonen@senomyx.com	sneath@irpr.com